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                              AMENDATORY AGREEMENT


         This AMENDATORY AGREEMENT ("Amendatory Agreement") is made and entered into as of the 5th day of January, 2001 by and between CD&L, Inc. (the "Company") and Albert W. Van Ness, Jr. (the "Executive").


                              W I T N E S S E T H:


         WHEREAS, the Company and the Executive have entered into an Employment Agreement dated January 5, 2000 (the "Employment Agreement"); and

         WHEREAS, the Company and the Executive wish to amend the Employment Agreement in the manner set forth herein;

         NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Section 3(a) of the Employment Agreement is hereby amended in its entirety, to read as follows:

                  (a) For the period of the Term from January 1, 2001 to and including June 30, 2001, the Executive shall have the position of Chairman and Chief Executive Officer of the Company and/or such other title or titles as may be agreed between the Executive and the Company. During the period July 1, 2001 to the end of the Term, the Executive shall have the position of Chairman of the Company and/or such other title or titles as may be agreed between the Executive and the Company, but shall not be the Chief Executive Officer. The Executive shall perform such duties and responsibilities as may reasonably be assigned to him by the Board from time to time consistent with his position, and in the absence of such assignment, such duties as are customary and commensurate with such position.

         2. Section 4(a) of the Employment Agreement is hereby amended in its entirety, to read as follows:

                  (a) Subject to Section 4(e) below, as compensation for all services rendered by the Executive pursuant to Section 3 above,


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                  the Company shall pay the Executive, in accordance with its normal payroll periods and practices, base salary compensation at an annual rate per anum ("Base Salary") as follows:

                           (i) for the period January 5, 2001 to January 4,
                  2002, Executive's Base Salary shall be $325,000 per annum; and

                           (ii) for the period January 5, 2002 to the expiration
                  of the Term, Executive's Base Salary shall be increased to $350,000 per annum.

                  Without limiting the foregoing provision, for each of the second and third years of the Term, the Compensation Committee of the Board (the "Compensation Committee") will review Executive's annual Base Salary, in light of the actual and expected growth of the Company, for the purpose of evaluating an increase in Executive's annual Base Salary in addition to the scheduled increase herein.

         3. Section 4(b) of the Employment Agreement is hereby amended in its entirety, to read as follows:

                  (b) Subject to Section 4(e) below, during the Term, the Company shall, in accordance with the Company's executive bonus program, pay the Executive, in addition to Base Salary, a bonus for each fiscal year of the Company which is calculated as a percentage of Base Salary earned during the bonus measurement period, based on the business plan approved by the Board, hereinafter referred to as the "Target". The bonus will range, as provided in the executive bonus program, in increments from 0% of Base Salary if the Target is missed by 10% or more, to 60% of Base Salary if the Target is reached but not exceeded, and to 100% of Base Salary if the Target is exceeded by 10% or more.

                  In no event shall the Executive's annual bonus exceed 100% of the Executive's Base Salary for such year.

         4. Paragraph (e) is hereby added to Section 4 of the Employment Agreement, to read as follows:

                  (e) Notwithstanding anything contained in this Agreement to the contrary:


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                           (i) for the period April 1, 2001 through June 30,
                  2001, the applicable Base Salary set forth in Section 4(a) shall be reduced by thirty percent (30%);

                           (ii) for the period July 1, 2001 through September
                  30, 2001, the applicable Base Salary set forth in Section 4(a) shall be reduced by forty percent (40%); and

                           (iii) for the period October 1, 2001 through the
                  expiration of the Term, the applicable Base Salary set forth in Section 4(a) shall be reduced by fifty percent (50%).

The amount of time which the Executive is required and expected to devote to the business of the Company shall be reduced proportionately with the salary reduction

         5. Section 4(f) is hereby added to the Employment Agreement, to read as follows:

                  (f) In the event that the Company sells one or more of its divisions or subsidiaries during the period from January 1, 2001 through the expiration of the Term, the Executive shall be paid an amount equal to one percent (1.0%) of the excess of the (x) sales price, over (y) the sum of (1) transaction fees and other expenses incurred in connection with the sale (including but not limited to broker's fees, commissions (other than the amount payable to Executive hereunder) and attorneys fees and costs), and (2) any third party debt for borrowed money or acquisition debt attributable to any such division or subsidiary (other than intercompany debt) to the extent that such debt or other liabilities are not assumed by the purchaser of such division or subsidiary. For purposes of the foregoing, a sale shall be deemed to have occurred prior to the expiration of the Term if a definitive purchase and sale agreement is executed before the end of the Term; provided, however, that no amount shall be payable to Executive hereunder unless the sale of the subject division or subsidiary is consummated within one year following the end of the Term. Any amount payable hereunder to Executive shall be paid in cash as soon as reasonably practicable following the consummation of the applicable sale; provided, however, that if the sales price is paid in installments, the Company may, in its discretion, pay Executive such amount (without interest) over substantially the same period as such installments are received by the Company.

         6. Except as amended herein, the Employment Agreement shall continue in full force and effect.


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         IN WITNESS WHEREOF, the parties hereto have executed this Amendatory
Agreement as of the day and year first above written.



                                   CD&L, INC.


                                   By:
                                            ------------------------------------

                                   Name:
                                            ------------------------------------

                                   Title:
                                            ------------------------------------



                                      -----------------------------------------
                                               Albert W. Van Ness, Jr.





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